Exhibit 11

                            RMED International, Inc.
                                   Exhibit 11

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option plan which would be dilutive will be exercised.

                                                         Three Months Ended
                                                    ----------------------------
                                                     March 31,        March 31,
                                                       2000              1999
                                                    ----------------------------

Net income                                          $   107,746      $   262,457
                                                    ===========      ===========

Weighted average common
  shares outstanding                                  9,983,584        9,205,680

Common share equivalents relating
  to stock options                                        3,968        1,306,202
                                                    -----------      -----------

Adjusted common and common equivalent
  shares for computation                              9,987,552       10,511,882
                                                    ===========      ===========

Net earnings per share:
  Basic                                             $      0.01      $      0.03
                                                    ===========      ===========
  Diluted                                           $      0.01      $      0.02
                                                    ===========      ===========

The accompanying notes are an integral part of these statements.